SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                            Form 8-K


          CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): March 31, 1996
(Amended)


                   Commission file number 2-76555


                         SDN BANCORP, INC.
       (Exact name of registrant as specified in its charter)


        Delaware                                   95-3683748
(State or other jurisdiction of           (I.R.S.Employer or
 incorporation or organization)            Identification No.)


135 Saxony Road, Encinitas, California                 92024-0905
(Address of principal executive offices)               (Zip Code)


                          (619) 436-6888
          (Registrant's telephone number, including area code)

Item 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     As of March 31, 1996, the registrant completed its Acquisition (the "Acquisition") of Liberty National Bank
("Liberty") for approximately $15.1 million in cash as contemplated by the October 26, 1995 Agreement and Plan of Merger by and among the registrant, Liberty, and Dartmouth Capital
Group, L.P., a Delaware limited partnership ("the Partnership") and the registrant's controlling shareholder.

     As of March 27, 1996, the Partnership invested approximately $13.4 million in the registrant to fund the Liberty Acquisition. In exchange for that investment, the registrant issued a total of 3,392,405 additional shares of Common Stock at a price per share of $3.95, the registrant's book value per share as of December 31, 1995. At the Partnership's direction the registrant issued 1,764,000 of those shares of Common Stock, in the aggregate, to certain limited partners of the Partnership (the "Direct Holders") and the remaining 1,628,405 shares of Common Stock directly to the Partnership. Giving effect to the issuance of those shares to fund the Liberty Acquisition, the Partnership owns 48.0% of the Common Stock and the Direct Holders own, in the aggregate 50.75% of the Common Stock.

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

     The following financial statements and pro forma financial information are being filed within 60 days from which this report was originally filed, April 15, 1996, for the reported event of March 31, 1996.

               Description                             Page

(a)  Financial statements of business acquired
       Audited financial statements and auditor's
         report for Liberty National Bank                 3
(b)  Pro forma financial information
     Unaudited pro forma condensed combined
         financial statements for  SDN Bancorp, Inc.     23
     (c)  Exhibits
          None

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              SDN BANCORP, INC.


     June 13, 1996         By:   /s/ Curt A. Christianssen
                                ---------------------------
                                   Curt A. Christianssen
                                   Senior Vice President
                                   Chief Financial Officer

            LIBERTY NATIONAL BANK

            FINANCIAL STATEMENTS
            AS OF DECEMBER 31, 1995, 1994 AND 1993
            TOGETHER WITH AUDITORS' REPORT

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Shareholders and the
  Board of Directors of
  Liberty National Bank:

We have audited the accompanying balance sheets of LIBERTY NATIONAL BANK (a national banking association) as of December 31, 1995 and 1994, and the related statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Liberty National Bank as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.




  ARTHUR ANDERSEN LLP

Orange County, California
January 31, 1996

                                   LIBERTY NATIONAL BANK
                        BALANCE SHEETS - DECEMBER 31, 1995 AND 1994

                                                      1995           1994
ASSETS:
  Cash and due from banks (Notes 2 and 11)        $  7,185,677   $  7,320,487
  Time deposits with other banks (Note 11)             689,000      2,077,245
  Federal funds sold (Note 11)                       9,350,000      1,700,000
  Securities available for sale (at approximate
    market value) (Notes 3 and 11)                  34,753,608     15,890,316
  Securities held to maturity (approximate
    market value of $2,059,212 in 1994)
    (Notes 3 and 11)                                       -        2,054,845
  Loans                                             88,929,644     95,538,560
    Less--Allowance for loan losses                  1,686,000      2,527,671
                                                  ------------   ------------
  Loans, net (Notes 4, 6 and 11)                    87,243,644     93,010,889
  Property and equipment, net (Note 5)               1,226,187      1,253,249
  Other real estate owned                            1,169,486      5,303,401
  Accrued interest receivable and other
    assets (Note 8)                                  2,482,350      3,185,968
                                                  ------------   ------------
          Total assets                            $144,099,952   $131,796,400
                                                  ============   ============
LIABILITIES:
  Deposits (Note 11):
    Demand deposits                               $ 22,419,422   $ 20,659,699
    Savings deposits                                29,096,858     41,303,787
    Time deposits, $100,000 and over                 8,787,581     11,011,674
    Other time deposits                             70,576,077     48,281,794
                                                  ------------    -----------
          Total deposits                           130,879,938    121,256,954
                                                 -------------    -----------
  Accrued interest payable and other liabilities     1,727,984        205,953
                                                  ------------   ------------
          Total liabilities                        132,607,922    121,462,907
                                                  ------------   ------------
COMMITMENTS AND CONTINGENCIES (Note 6)

SHAREHOLDERS' EQUITY (Notes 1 and 7):
  Common stock, $3.33-1/3 par value:
    Authorized--1,750,000 shares;
    Issued and outstanding--
      978,160 shares in 1995 and 1994                3,260,493      3,260,493
  Surplus                                            4,062,204      4,062,204
  Undivided profits                                  4,105,246      3,100,460
  Unrealized gains (losses) on securities
    available for sale, net of taxes
    (Notes 3 and 8)                                     64,087        (89,664)
                                                  ------------   ------------
          Total shareholders' equity                11,492,030     10,333,493
                                                  ------------   ------------
          Total liabilities and shareholders'
            equity                                $144,099,952   $131,796,400
                                                  ============   ============

The accompanying notes are an integral part of these balance sheets.

                              LIBERTY NATIONAL BANK
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                        1995        1994         1993
REVENUE FROM EARNING ASSETS:
   Interest and fees on loans       $10,941,005 $ 9,781,451  $11,455,556
   Interest on securities (Note 3)    1,202,720     728,170      538,340
   Interest on time deposits with
     other banks                         85,025     390,893      742,626
   Interest on federal funds sold       590,340     142,748       72,237
                                    ----------- -----------  -----------
       Total revenue from earning
         assets                      12,819,090  11,043,262   12,808,759
                                    ----------- -----------  -----------
COST OF FUNDS:
  Interest on savings deposits        1,048,291   1,366,666    1,546,127
  Interest on time deposits,
    $100,000 and over                   691,397     544,383      582,613
  Interest on other time deposits     3,837,887   2,229,252    2,659,531
  Interest on federal funds
    purchased                             322      11,387       11,249
  Interest on securities sold under
    agreements to repurchase              5,519      43,805       -
                                    ----------- -----------  -----------
       Total cost of funds            5,583,416   4,195,493    4,799,520
                                    ----------- -----------  -----------
       Net revenue from earning
         assets before provision
         for loan losses              7,235,674   6,847,769    8,009,239

PROVISION FOR LOAN LOSSES  (Note 4)     150,000   1,315,000    4,781,500
                                    ----------- -----------  -----------
       Net revenue from earning
       assets                         7,085,674   5,532,769    3,227,739
                                    ----------- -----------  -----------
OTHER REVENUE:
  Service charges and fees              327,946     414,169      601,850
  Other revenue                       2,024,059   2,029,864    1,836,209
                                    ----------- -----------  -----------
       Total other revenue            2,352,005   2,444,033    2,438,059
                                    ----------- -----------  -----------

     The accompanying notes are an integral part of these statements.

                                        1995        1994         1993
OPERATING EXPENSES:
   Salaries and related benefits    $ 3,362,330 $ 3,426,346  $3,344,048
   Occupancy expense (Notes 5 and 6)  1,122,420   1,227,741     992,045
   Other operating expenses
     (Note 9)                         3,339,777   5,432,623   4,008,394
                                    ----------- -----------  -----------
       Total operating expenses       7,824,527  10,086,710   8,344,487
                                    ----------- -----------  -----------
       Income (loss) before provision
         for (benefit from) income
         taxes                        1,613,152  (2,109,908) (2,678,689)

PROVISION FOR (BENEFIT FROM) INCOME
  TAXES (Note 8)                        608,366    (803,117) (1,161,000)
                                    ----------- -----------  ------------
       Net income (loss)            $ 1,004,786 $(1,306,791)$(1,517,689)
                                    =========== ============ ============
EARNINGS (LOSS) PER COMMON AND
  COMMON EQUIVALENT SHARE (Note 1): $      1.03  $    (1.34)$     (1.55)
                                    =========== ============ ============




The accompanying notes are an integral part of these statements.

                          LIBERTY NATIONAL BANK
                         STATEMENTS OF CASH FLOWS
            FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                        1995        1994             1993
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                 $ 1,004,786   $(1,306,791)   $(1,517,689)
  Adjustments to reconcile net
   income (loss) to net cash provided
   by operating activities:
     Depreciation and amortization      216,803       215,857        253,095
     (Gain) loss on sales of
       equipment                         19,682        (3,785)         5,902
    Provision for loan losses           150,000     1,315,000      4,781,500
    Provision (benefit) for deferred
       taxes                            607,566       532,338       (953,336)
    Increase (decrease) in deferred
      loan fees                         (93,994)      469,045         45,839
    (Increase) decrease in other real
      estate owned                    4,133,915    (1,596,943)    (1,488,086)
    (Increase) decrease in accrued
      interest receivable and other
      assets                            (15,284)     (120,704)        27,833
    Increase (decrease) in accrued
      interest payable and other
      liabilities                     1,522,031      (668,029)        26,518
                                  ------------   ------------   ------------
          Net cash provided by
            (used in) operating
            activities                7,545,505    (1,164,012)     1,181,576
                                   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease in time deposits
    with other banks                  1,388,245    11,462,988      3,342,735
  Proceeds from sales and maturities
    of securities                    55,130,000    13,931,983      2,075,000
  Purchases of securities           (71,673,360)  (16,963,427)    (8,290,350)
  Net decrease in loans               5,711,239    13,521,157     17,143,212
  Proceeds from disposition of
    property and equipment               16,650        42,603         43,984
  Purchases of property and equipment  (226,073)     (149,670)       (77,021)
                                    ------------  ------------   ------------
          Net cash provided by (used
          in) investing activities   (9,653,299)   21,845,634     14,237,560
                                    ------------  ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in demand and
    savings deposits                (10,447,206)  (10,588,312)    (2,567,101)
  Decrease in time deposits,
    $100,000 and over                (2,224,093)   (3,726,430)    (8,336,307)
  Increase (decrease) in other time
    deposits                         22,294,283   (10,053,309)    (2,146,383)
                                   ------------   ------------   ------------
        Net cash provided by (used
          in) financing activities    9,622,984   (24,368,051)   (13,049,791)
                                   ------------   ------------   ------------

                                         1995         1994          1993
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                    7,515,190    (3,686,429)     2,369,345

CASH AND CASH EQUIVALENTS, beginning
  of year                             9,020,487    12,706,916     10,337,571
                                     -----------    -----------    -----------
CASH AND CASH EQUIVALENTS,
  end of year                       $16,535,677   $ 9,020,487    $12,706,916
                                    ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
    Cash paid during the year for-
     Interest                       $ 5,583,416   $ 4,195,494    $ 4,851,183
       Income taxes                  (1,234,640)     (811,871)       539,005


The accompanying notes are an integral part of these statements.

                              LIBERTY NATIONAL BANK
                           NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1995



1. Organization and Summary of Significant Accounting Policies

Liberty National Bank (the Bank) is a nationally chartered bank.
The Bank primarily accepts deposits from and makes loans to individuals and businesses in Orange County and Los Angeles
County, California.

On October 26, 1995, the Bank signed an Agreement and Plan of Merger (the "Agreement") under which SDN Bancorp, Inc., a Delaware corporation ("SDN"), headquartered in Encinitas, California, will acquire the Bank through a cash merger (the "Merger"). Also party to the transaction is Dartmouth Capital Group, L.P., a Delaware limited partnership (the "Partnership") and SDN's largest shareholder, which is expected to fund the transaction.

Under the terms of the Agreement, all of the outstanding shares of the Bank's common stock (except shares as to which dissenters' rights have been exercised and, with limited exceptions, shares beneficially owned by the parties to the Agreement), will be converted into cash at the greater of $14.80 per share or 130% of the Bank's book value (subject to certain adjustments) per share at the month end next preceeding the closing, calculated on a fully diluted basis, in each case subject to possible small upward adjustments depending upon the timing of the closing. The Agreement further provides that, prior to the closing, the Bank will have canceled all outstanding stock options to acquire its common stock, in each case in return for a payment to the holder of the stock option equal to the spread between the exercise price of the option and the price per share to be paid by SDN.

The consummation of the Merger is subject to certain standard conditions, including but not limited to the approval of the Agreement by the holders of not less than two-thirds of the Bank's common stock and the receipt of all required regulatory approvals. All of the Directors of the Bank have entered into a Voting Agreement in which they have agreed to vote all of their respective shares of common stock in favor of the Merger and against any comparable transaction with a third party. The merger is expected to be completed in March, 1996.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those statements.

The accounting and reporting policies of the Bank conform to generally accepted accounting principles and general practice within the banking industry. The following are descriptions of the more significant of those policies.

  Securities Available for Sale and Securities Held to Maturity

  During 1993, the Financial Accounting Standards Board issued Statement of Financial Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement requires that investments in equity securities that have readily determinable fair values and for all investments in debt securities are to be classified as held to maturity, trading or available for sale. SFAS No. 115 had to be adopted in 1994, but earlier adoption was permitted. The Bank adopted this statement during 1993. During 1993, the Bank changed its intent of holding all securities to maturity to having a portion of the securities available for sale. Under SFAS
  No. 115, securities held to maturity are reported at amortized cost, and securities available for sale are reported at fair value, with unrealized gains and losses reported as a separate component of shareholders' equity, net of deferred taxes. Securities available for sale may be held for indefinite periods of time and may be sold in response to changes in interest rates and/or significant prepayment risk.


  The Bank's calculation of cost is increased by accretion of discounts and decreased by amortization of premium, both computed on the straight-line method that approximates the effective interest method. Such amortization and accretion are reflected in interest on securities. Gains and losses on the sale of securities are based upon the adjusted cost and computed on the specific identification method.

  Loans

  Loans are carried at face value, less payments collected and net of the allowance for loan losses and deferred loan fees. Interest on loans is accrued monthly on a simple interest basis. Net loan fees and related direct costs are deferred and recognized as interest income over the term of the loan on a level yield basis.

  The allowance for loan losses is maintained at a level considered adequate by management to provide for losses that can be reasonably anticipated. Management considers current economic conditions, historical loan loss experience, and other factors in determining the adequacy of the allowance. The allowance is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs.

  On January 1, 1995 the Bank adopted the FASB Statement of Financial Account Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (FASB 114). This statement generally requires impaired loans to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The accrual of interest is discontinued on such loans and no income is recognized until all recorded amounts of principal have been recovered in full. The adoption of this statement did not have a material impact upon the results of operations or the financial position of the Bank, taken as a whole.

  The Bank excludes from their loan impairment calculations smaller balance, homogeneous loans such as consumer installment loans and lines of credit. In determining whether a loan is impaired or not, the Bank applies its normal loan review procedures in making that judgement. Loans for which an insignificant delay, i.e., 45 days past due, or insignificant shortfall in amount of payments is anticipated, but the Bank expects to collect all amounts due, are not considered for impairment. The Bank measures impairment on a loan-by-loan basis using either the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the loan is collateral dependent.

  Other Real Estate Owned

  Real estate acquired by foreclosure or deed in lieu of foreclosure is carried at the lower of the recorded investment in the property or its fair value, less estimated carrying costs and costs of disposition. At foreclosure, the value of the underlying loan is written down to the fair value of the real estate acquired by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged to other operating expenses. Operating expenses of such properties, net of related income and gains or losses on their disposition, are recorded in other operating expenses.


       Property and Equipment

       Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Amortization is computed on the straight-line method over the useful lives of the leasehold improvements or the term of the lease, whichever is shorter.

       Income Taxes

       The Bank accounts for income taxes using the liability method for financial reporting purposes, pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes.

       Earnings (Loss) Per Common and Common Equivalent Share

       Earnings (loss) per common and common equivalent share (stock options) were computed based on the weighted average number of shares and common stock equivalents outstanding during each period. If all stock options were exercised, they would not have a material dilutive effect in 1995 and would have been antidilutive in 1994 and 1993; therefore, stock options have been excluded from the calculations. The weighted average number of shares was approximately 978,160 in 1995, 1994 and 1993, respectively.


       Statement of Cash Flows

       For purposes of this statement, cash and cash equivalents includes cash on hand, amounts due from correspondent banks and federal funds sold.

       Reclassifications

       Certain amounts have been reclassified in the prior years to conform to classifications followed in 1995.

  2.   Average Federal Reserve Balances

  During 1995 and 1994, the Bank had average cash reserve requirements to be maintained at the Federal Reserve Bank of approximately $172,000 and $236,000, respectively.

  3.   Securities

  During 1995, implementation guidelines were issued with respect to SFAS No. 115. These guidelines allowed an entity to reassess the classification of its securities held to maturity and make a one time transfer on or before December 31, 1995 of all or a portion of these securities to available for sale without impacting the accounting treatment for held to maturity securities. Accordingly, the Bank transferred the remainder of its held to maturity portfolio in the amount of $894,892 into the available for sale category. At the same time, the Bank recorded gross unrealized gains of $12,946, relating to the transferred securities.

  The cost and estimated fair values of securities available for sale as of December 31, 1995 are as follows:

                                              1995
                              ----------------------------------------------
                                              Gross     Gross    Estimated
                                           Unrealized Unrealized    Fair
                                    Cost      Gains     Losses      Value
Securities available for sale:
  U.S. Government agency
    securities                 $ 1,000,932  $ 12,198  $    -     $ 1,013,130
    U.S. Treasury securities    32,747,289    85,351       -      32,832,640
   State and municipal
     securities                    894,892    12,946       -         907,838
                               -----------   --------  --------  -----------
                               $34,643,113  $110,495  $    -     $34,753,608
                                ===========  ========  ========  ===========

  The cost and estimated fair values of securities available for sale and securities held to maturity as of December 31, 1994 are as follows:

                                              1994
                              ----------------------------------------------
                                              Gross     Gross    Estimated
                                           Unrealized Unrealized    Fair
                                    Cost      Gains     Losses      Value


  Securities available for sale:
    U.S. Government agency
      securities               $ 1,003,169  $  5,271   $    -    $ 1,008,440
    U.S. Treasury securities    15,041,739     1,517    161,380   14,881,876
                               -----------   --------  --------  -----------
                               $16,044,908  $  6,788   $161,380  $15,890,316
                                ===========  ========  ========  ===========
  Securities held to maturity:
    State and municipal
      securities               $ 2,054,845  $ 12,442   $  8,075  $ 2,059,212
                                ===========  ========  ========  ===========


  The cost and estimated fair value of securities available for sale and securities held to maturity at December 31, 1995, by contractual maturity, are shown below:

                          Securities Available        Securities Held To
                                For Sale                   Maturity
                        -------------------------   ------------------------
                                      Estimated                  Estimated
                                        Fair                        Fair
                            Cost        Value         Cost          Value
  Due in one year or
    less                $29,811,882  $29,855,640  $     -       $      -
  Due after one year
    through five years    4,831,231    4,897,968        -              -
  Due after five years
    through 10 years          -          -              -              -
  Due after 10 years          -          -            219,700       219,700
                        -----------  -----------  -----------   -----------
                        $34,643,113  $34,753,608  $   219,700   $   219,700
                        ===========  ===========  ===========   ===========


  At December 31, 1995 and 1994, securities with a fair value of approximately $721,313 and $3,214,000, respectively, were pledged to secure public deposits, as required by law.

  Proceeds from sales of securities during 1995, 1994 and 1993 were $0, $8,177,983 and $0, respectively. Proceeds from maturities or calls of securities during 1995, 1994 and 1993 were $ 55,130,000, $5,754,000 and $2,075,000, respectively. Gross gains and (losses) on sales and called securities were $7,000 and $0 in 1995 and $475 and $(89,737) in 1994, respectively. There were no gains or losses on sold or called securities in 1993.

  Included in interest on securities in 1995, 1994 and 1993, is $88,657, $119,878 and $162,037 respectively, of interest from nontaxable obligations of states and municipalities.

  4.   Loans

  The loan portfolio consists of the following at December 31, 1995 and 1994:

                                           1995         1994
      Commercial                       $ 44,439,240     $ 40,861,374
      Real estate-construction            3,646,270        6,400,817
      Real estate-other                  28,832,975       36,486,422
      Installment loans                  13,799,771       13,672,554
        Deferred loan fees               (1,788,612)      (1,882,607)
                                       ------------     ------------
                                         88,929,644       95,538,560
      Less--Allowance for loan losses     1,686,000        2,527,671
                                       ------------     ------------
      Net loans                        $ 87,243,644     $ 93,010,889
                                       ============     ============

  The Bank sells the government-guaranteed portion of Small Business Administration (SBA) loans which it originates to participants in the secondary market and retains servicing responsibilities. Such loans are sold at a premium, a portion of which is immediately recognized as income. The remaining premium, representing estimated normal servicing fees and/or a yield adjustment on the portion of the SBA loan retained by the Bank, is deferred and recognized as income in future periods as long as the loans are serviced. The total SBA loan portfolio being serviced by the Bank at December 31, 1995 and 1994, is $142,899,605 and $140,284,425, respectively. The portion of the SBA loans retained by the Bank totaled $33,580,173 and $31,904,579 at December 31, 1995 and 1994, respectively.

  An analysis of the activity with respect to aggregate loan balances involving related parties (officers, directors and their affiliates) is as follows:

      Balance at       New Loans                    Balance at
  December 31, 1994  and Additions  Repayments  December 31, 1995

      $2,956,990      $  231,199   $1,287,362       $1,900,827

  All related party loans were current as to principal and interest as of December 31, 1995 and 1994. In management's opinion, these loans were made in the ordinary course of business at prevailing rates and terms.

  At December 31, 1995, the Bank had $3,615,707 in impaired loans, all of which have a related loss allowance, aggregating $160,103. Of the $3,615,707 of impaired loans, all were measured using the fair value of collateral. The average principal balance of impaired loans during 1995 was $4,908,095. The Bank recognized $93,141 of interest income related to impaired loans during the year ended December 31, 1995.

  Loans on which the accrual of interest has been discontinued amounted to $3,710,000, $4,496,000 and $13,647,000 at
  December 31, 1995, 1994, and 1993, respectively. If these loans had been current throughout their terms, interest income would have increased approximately $363,651, $1,061,000 and $780,000 for 1995, 1994, and 1993, respectively.

  The activity in the allowance for loan losses account for the years ended December 31, 1995, 1994 and 1993, is as follows:

                                  1995       1994       1993
Balance, beginning of period    $2,527,671 $4,900,946 $2,873,380

  Loans charged off             (1,467,929)(4,106,588)(2,870,139)
  Recoveries on loans
    previously charged off         476,258    418,313    116,205
     Provision for loan losses     150,000  1,315,000  4,781,500
                                ---------- ---------- ----------
Balance, end of period          $1,686,000 $2,527,671 $4,900,946
                                ========== ========== ==========

  5. Property and Equipment

  Property and equipment consisted of the following at December 31, 1995 and 1994:

                                            1995        1994
      Land                               $  204,022  $  204,022
      Bank premises                         360,791     325,906
      Furniture, fixtures and equipment   1,851,103   1,951,570
      Leasehold improvements                787,769     903,921
                                         ----------  ----------
                                          3,203,685   3,385,419
      Less--Accumulated depreciation
        and amortization                  1,977,498   2,132,170
                                         ----------  ----------
                                         $1,226,187  $1,253,249
                                         ==========  ==========


  The amount of depreciation and amortization included in operating expenses was $216,803, $215,857 and $253,095 in 1995, 1994 and
  1993, respectively, and is based on the following estimated asset lives:

  Bank premises                      31.5 years
  Furniture, fixtures and equipment  3 to 15 years
  Leasehold improvements             Useful life or life of
                                     lease, whichever is shorter

  6.   Commitments and Contingencies

  In the normal course of business to meet the financing needs of its customers, the Bank is a party to financial instruments with "off-balance sheet" risk. Financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The Bank does not enter into any interest rate swaps or caps or forward or future contracts.

  The nature of the off-balance sheet risk inherent in these instruments is the possibility of accounting loss from (1) the failure of another party to perform according to the terms of a contract that would cause a draw on a standby letter of credit, or (2) changes in market rates of interest for those few commitments and undisbursed loans which have fixed rates of interest. To minimize this risk, the Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The decision as to whether collateral should be required is based on the circumstances of each specific commitment or conditional obligation.

  Loan commitments are not usually made for more than one year. If rates are quoted, they are generally stated in relation to the prime rate.


  These financial instruments involve, to varying degrees, exposure to credit risk in excess of the amounts recognized in the statements of financial condition. This exposure is represented by the contractual notional amount of those instruments. At December 31, 1995 and 1994, the contractual notional amount of these instruments was approximately $14,839,560 and $11,454,817 for undisbursed loans and loan commitments and approximately $1,186,371 and $987,300 for commitments under standby letters of credit, respectively. There were no standby letters of credit to related parties at December 31, 1995 and December 31, 1994.

  Since many of the commitments are expected to expire without being drawn upon, the amounts above do not necessarily represent future cash requirements.

  The Bank has concentrated its lending activity almost exclusively to customers within the Los Angeles, Orange, Riverside and San Bernardino counties of California. Commercial and real estate loans to small and medium size companies in widely diversified industries represent the largest component of the portfolio. The next single largest grouping of loans is that to individuals for household, family and other personal expenditures.

  The Bank has various types of real estate loans both for development and long-term financing. As of December 31, 1995 and 1994, the Bank's real estate loan portfolio was as follows:

                                           1995        1994
     Construction and land development $ 3,646,270 $ 6,400,817
     Mortgage - commercial              21,047,073  23,289,649
     Mortgage - residential              7,785,902  13,196,773
                                       ----------- -----------
           Total                       $32,479,245 $42,887,239
                                       =========== ===========

  The construction and land development sector of the loan portfolio is widely diversified in a number of projects with an emphasis on loans for the construction of single family residential properties in Orange County and in the Los Angeles basin. Substantially all the real estate loans are concentrated within a close proximity to the Bank's locations. It is judged that none of these lending activities expose the Bank to undue credit risk; however, economic conditions and real estate markets in Southern California may effect the Bank's loan portfolio and underlying collateral values.

  The Bank is a defendant in various pending lawsuits that arose in the ordinary course of business. It is management's opinion that the litigation will not result in any material adverse effect on the Bank's financial position and results of operations.

  As of December 31, 1995, minimum annual future lease commitments under noncancellable operating leases for premises are as follows:

            Year ending December 31:
              1996                               $  304,284
              1997                                  304,284
              1998                                  304,284
              1999                                  304,284
              2000                                  304,284
              Thereafter                            228,213
                                                 -----------
                                                 $1,749,633
                                                 ===========

  Total rent expense for premises included in occupancy expenses for 1995, 1994 and 1993, was $385,266, $424,788 and
  $444,785,respectively.


  7.   Shareholders' Equity

  The Bank had a stock option plan that expired on March 17, 1992, which authorized the issuance of up to 274,144 shares of its common stock. Options were granted at an exercise price of not less than the fair market value of the common stock at the date of grant. Options that have been granted are exercisable in cumulative 20 percent installments and expire 10 years after the date of grant. Options that have been granted to directors were exercisable at date of grant. As of December 31, 1995, 80,112 shares were exercisable under this plan.

  During 1992, the Bank adopted a new stock option plan that expires in 2002, which authorizes the issuance of up to 189,000 additional shares of its common stock. Options are granted at an exercise price of not less than the fair market value of the common stock at the date of grant. Options that have been granted vest annually in 20 percent increments and expire 5 and 10 years from the date of grant for directors and employees, respectively. As of December 31, 1995, 19,414 shares were exercisable under this plan.

  The following information is presented concerning the stock option plans as of December 31, 1995:

       Number of  Number
        Shares      of
        Subject   Options
       to Option  Exercisable  Exercise Prices  Expiration Dates

       121,743   99,526        $6.25 to $13.00        05/12/1996
                                                   to 06/21/2004

  During 1995, no options were granted, 3,859 options were canceled at $8.13 - $10.13 per share and no options were exercised.

  Under national banking law, the Bank is limited in its ability to declare dividends to its shareholders to the total of its net income for the year, combined with its retained net income for the preceding two years less any required transfers to surplus and any dividends declared during the period. The effect of this law is such that the Bank may not declare dividends at December 31, 1995.

  8.   Income Taxes

  The current and deferred amounts of the provisions for (benefit from) income taxes for the years ended December 31, 1995, 1994 and 1993, consisted of the following:

                              1995         1994           1993
           Current:
             Federal   $        -     $(1,336,255)     $(207,664)
             State              800           800            -
                       -------------  ------------     ----------
                                800    (1,335,455)      (207,664)
                       -------------  ------------     ----------
           Deferred:
             Federal        425,431       597,524       (633,532)
             State          182,135       (65,186)      (319,804)
                       -------------  ------------    ----------
                            607,566       532,338       (953,336)
                       -------------  ------------   -----------
                        $   608,366   $  (803,117)   $(1,161,000)
                       =============  ============   ===========

  Total tax expense (benefit) differs from the amount computed using the federal statutory rate as follows:

                      1995                    1994                      1993
                 -------------------    --------------------    ------------------

                             Percent                Percent                 Percent
                               of                      of                     of
                             Pretax                  Pretax                  Pretax
                    Amount   Income      Amount      Income      Amount      Income
  Tax expense
    at federal
    statutory
    rate        $  548,282   34.00%   $ (717,358)    (34.00)%   $(910,090)   (34.00)%
  State income
    taxes, net
    of federal
    income tax
    benefit        120,737    7.49      ( 42,495)    (2.01)      (211,071)   (  7.89)
  Interest on
    state and
    municipal
    securities     (25,130) ( 1.56)      (35,954)    (1.70)        (49,482)  (  1.85)
  Other            (35,523) ( 2.20)       (7,310)    ( .35)          9,643       .30
                ----------  -------  ------------   -------     ----------    ------
                 $ 608,366   37.73%   $ (803,117)   (38.06)%   $(1,161,000)   (43.44)%
                ========== =======   ============   =======     ==========    ======

  Deferred taxes arise from temporary differences between income reported for financial reporting purposes and that reported for federal income tax purposes. The tax effects of the principal temporary differences resulting in deferred taxes were:

                                                1995               1994                1993
    Provision for loan losses              $  394,371          $1,016,768           $(725,747)
    Write-down of other real estate owned     123,502              57,387            (265,821)
    Depreciation                                  (97)             (8,833)            (31,821)
    Net operating loss                        (15,411)           (304,662)            (24,752)
    Other                                     105,201            (228,322)             94,805
                                            -----------         ----------          ----------
                                            $  607,566         $  532,338           $(953,336)
                                            ===========         ==========          ==========

  At December 31, 1995 and 1994, the components of the net deferred tax asset which is included in accrued interest receivable and other assets on the accompanying balance sheets are as follows:

                                                         1995          1994

    Depreciation                                     $  (59,614)     $ (59,711)
    Allowance for loan losses                           202,402        596,773
    Other real estate owned                             138,253        261,755
    Net operating loss                                  344,826        329,415
    Other non-deductible accruals                       (12,902)        92,299
                                                      -----------   -----------
    Unrealized (gain) loss on securities                612,965      1,220,531
      available for sale                                (46,408)        64,929
                                                      -----------   -----------
                                                        566,557      1,285,460
  Less: Valuation Allowance                                -              -
                                                      -----------   -----------
                                                      $ 566,557     $1,285,460
                                                      ===========   ===========

  9.   Other Operating Expenses

  Other operating expenses include the following:

                                               1995             1994           1993

      Legal and professional fees           $  833,138      $1,146,827     $  856,773
      Insurance and FDIC assessments           504,258         596,672        546,663
      Business development and
        referral expenses                       530,90         562,049        446,271
      Stationary and office supplies            322,42         302,396        288,507
      Data processing expenses                 416,271         342,076        375,268
      Messenger services                       114,537         111,333        139,466
      Other real estate owned expenses         319,337       1,803,208        823,128
      Other operating expenses                 298,857         568,062        532,318
                                            ----------      ----------     ----------
                                            $3,339,777      $5,432,623     $4,008,394
                                            ==========      ==========     ==========

  10.  Regulatory Matters

  The Bank is subject to regulation by the Office of the Comptroller of the Currency (OCC). Representatives of the OCC completed an examination of the Bank in the fourth quarter of 1992. As a result of their examination, the OCC established a formal agreement (the Agreement) dated June 7, 1993, which among other provisions requires the Bank to maintain a ratio of Tier 1 capital to risk-weighted assets of at least 9.5 percent and a leverage ratio of at least 6.5 percent, improve the Bank's asset quality and make various changes in loan policies and procedures. During the fourth quarter of 1994, the OCC completed another examination of the Bank as of June 30, 1994. Their results indicated full compliance with most of the articles of the Agreement, and partial compliance for the remaining articles. As a result of the OCC examination conducted as of June 30, 1995, the Bank was released from the Agreement effective September 18, 1995.

  11.  Fair Value of Financial Instruments

  SFAS No. 107, Disclosures About Fair Value of Financial
  Instruments, requires that the Bank disclose estimated fair values for its financial instruments.

  The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no active market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, prepayment assumptions, future expected loss experience, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of existing and anticipated future customer relationships and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the branch network, the value of core deposits, deferred tax assets and liabilities, other real estate owned and property and equipment.

  Additionally, the Bank intends to hold the majority of all its assets and liabilities to their stated maturities. Therefore, the Bank does not intend to realize any significant differences between carrying value and fair value through sale or other disposition. No attempt should be made to adjust shareholders' equity to reflect the following fair value disclosures.

  Fair value estimates, methods, and assumptions are set forth below for the Bank's financial instruments as of December 31, 1994 and 1993:

       Cash, Due From Banks and Federal Funds Sold

       For cash, due from Banks and federal funds sold (short-term investments), the carrying amount (book value) is a reasonable estimate of fair value.

       Time Deposits with Other Banks

       The fair value of fixed maturity certificates of deposit is estimated at the carrying amount based on the short term maturities (within eight months) of the certificates.

       Securities

       The fair value of securities held for sale and investment securities equal quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices of similar securities.

       Loans

       For certain homogeneous categories of loans, such as residential mortgages, auto loans, and other consumer loans, fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For loans which are immediately repriceable, the carrying value is a reasonable estimate of fair value. The allowance for loan losses is considered to be a reasonable market estimate of the credit risks inherent in the portfolio.

       Deposits

       The fair value of demand deposits, savings deposits, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

       Commitments to Extend Credit and Standby Letters of Credit

       The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account remaining terms of the agreements. For fixed-rate loan commitments, fair value also considered the difference between current levels of interest rates and the committed rates. The fair value of these unrecorded financial instruments is not material to the Bank's financial position or fair value disclosures at December 31, 1995 and 1994 (see
         Note 6, Commitments and Contingencies, for the contractual notional amounts of these unrecorded financial instruments).

       The estimated fair values of the Bank's financial instruments at December 31, 1995 and 1994, are as follows:

                                                  December 31, 1995
                                              -------------------------
                                                Carrying        Fair
                                                Amount          Value
       Financial Assets:
        Cash, due from banks and              $16,535,677   $16,535,677
          federal funds sold
        Time deposits with other banks            689,000       689,000
        Securities available for sale          34,643,113    34,753,608
        Securities held to maturity               219,700       219,700
       Loans, net                              87,243,645    87,210,866

       Financial Liabilities:
        Deposits                              130,879,938   131,214,788


                                                  December 31, 1994
                                              -------------------------
                                                Carrying        Fair
                                                Amount          Value
       Financial Assets:
        Cash, due from banks and             $  9,020,487   $ 9,020,487
          federal funds sold
        Time deposits with other banks          2,077,245     2,067,333
        Securitites available for sale         15,890,316    15,890,316
        Securities held to maturity             2,274,545     2,278,912
        Loans                                  93,010,889    92,846,724

       Financial Liabilities:
        Deposits                              121,256,954   121,253,003

  UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

      The following Unaudited Pro Forma Condensed Combined Statement of Condition as of December 31, 1995, and the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1995, give effect to the Liberty Acquisition, which will be accounted for by the purchase method of accounting, as if such transaction had occurred on January 1, 1995.

      The pro forma information is based on the historical consolidated financial statements of SDN and Liberty under the assumptions and adjustments set forth in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial
  Statements.  The Pro Forma Condensed Combined Financial
  Statements do not reflect any cost savings in connection with the Liberty Acquisition.

      The information shown below should be read in conjunction with the consolidated historical financial statements of SDN and Liberty, including the respective notes thereto, which are included elsewhere in this Report or other filings. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or of the combined financial position or results of operations which would have been realized had the acquisition been consummated during the period or as of the date for which the pro forma data is presented.

      Pro forma per share amounts for the combined Liberty and SDN entity are based upon issuance of 3,430,380 shares of SDN common
  stock.   The issuance price of the SDN common stock used to
  determine the number of shares issued is $3.95 per common share.

                               SDN BANCORP, INC.
                Unaudited Pro Forma Condensed Combined Statement of Condition
                                      December 31, 1995
                                   (dollars in thousands)




                                                                         Pro Forma
                                                               --------------------------
                                          SDN            LNB   Adjustments(1)    Combined
ASSETS
Cash and due from banks              $ 4,629       $  7,874       $  (409) a     $ 12,094
Federal funds sold                     2,300          9,350        (2,200) a        9,450
Securities                             7,009         34,754           -            41,763
Loans, net                            38,977         88,930           -           127,907
Less: allowance for loan loss           (639)        (1,686)          -            (2,325)
Premises and equipment, net              597          1,226           -             1,823
Goodwill and other intangibles           -              -            4,508 b        4,508
Other assets                           3,032          3,652            159 c        6,843
                                     -------        --------      --------       --------
   Total assets                      $55,905        $144,100      $  2,058       $202,063
                                     =======        ========      ========       ========

LIABILITIES AND
SHAREHOLDERS'  EQUITY
Deposits:
  Non-interest bearing               $13,445        $ 22,419      $    -         $ 35,864
  Interest bearing                    37,986         108,461           -          146,447
                                     -------        --------      --------       --------
     Total deposits                   51,431         130,880           -          182,311

  Accrued interest payable
   and other liabilities                 933           1,728           -            2,661
                                     -------        --------      --------       --------
       Total liabilities              52,364         132,608           -          184,972

  Common stock                             9           3,260        (3,226) d          43
  Additional paid-in capital           7,593           4,062         9,454  d      21,109
  Retained earnings (deficit)         (4,061)          4,170        (4,170) d      (4,061)
                                     -------        --------      --------       --------
       Total shareholders' equity      3,541          11,492         2,058         17,091
                                     -------        --------      --------       --------
        Total liabilities and
          shareholders' equity       $55,905        $144,100       $ 2,058       $202,063
                                     =======        ========      ========       ========

  See accompanying notes to the unaudited pro forma condensed combined financial statements.

                                      SDN BANCORP, INC.
               Unaudited Pro Forma Condensed Combined Statement of Operations
                             For the Year Ended December 31, 1995
                                     (dollars in thousands)




                                                                         Pro Forma
                                                                   ----------------------
                                                 SDN         LNB   Adjustments(1)   Combined

Interest Income
  Interest and fees on loans and leases       $4,086     $10,941      $   -       $15,027
    Interest on investment securities            365       1,288          -         1,653
    Interest on Federal funds sold               117         590         (149) a      558
                                              ------      ------      -------     -------
         Total interest income                 4,568      12,819         (149)     17,238

  Interest Expense
    Deposits                                   1,570       5,577          -         7,147
    Debentures and other                         181           6          -           187
                                              ------      ------      -------     -------
         Total interest expense                1,751       5,583          -         7,334
                                              ------      ------      -------     -------
  Net interest income                          2,817       7,236         (149)      9,904

  Provision for loan losses                      295         150          -           445

                                              ------      ------      -------     -------
  Net income after provision for loan losses   2,522       7,086         (149)      9,459

  Non-interest income                            696       2,352          -         3,048
  Non-interest expense                         4,291       7,825          451  b   12,567
                                              ------      ------      -------     -------
  Income(loss) before provision for income
   tax and extraordinary item                 (1,073)      1,613         (600)        (60)

  Provision(benefit) for income taxes           (443)        608          252         (87)
                                              ------      ------      -------     -------
  Income(loss) before extraordinary item        (630)      1,005         (348)         27

  Extraordinary item, net of taxes               625          -            -          625
                                              ------      ------      -------     -------
  Net income (loss)                           $   (5)    $ 1,005      $  (348)     $  652
                                              ======      ======      =======     =======
  Weighted average common
    shares outstanding                        268,198                            3,698,578
  Income per common share                     $(0.02)                                $0.18


    See accompanying notes to the unaudited pro forma condensed combined financial statements.

  NOTES TO THE
  UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 - The proforma condensed combined financial statements have been prepared to reflect the acquisition of Liberty for an aggregate price of $15.0 million. Pro forma adjustments are made to reflect:

      a) transaction costs incurred in conjunction with the Liberty Acquisition net of additional cash provided by the Partnership in funding the transaction. Also reflected is the $2.2 million redemption of Liberty's capital as a funding component of the Liberty Acquisition. Included in the Pro Forma Condensed Combined Statement of Operations is an adjustment to interest on Federal funds sold to reflect the foregone income at the prevailing Federal funds rates for the year.

      b) the excess of the cost over the fair value of the net assets acquired in the acquisition is as follows:


      Purchase price                                    $ 15,027
        Historical net tangible assets acquired           11,428
           Estimated closing adjustments                    (973)
           Estimated fair value adjustments                   64
                                                        --------
           Estimated fair value of net assets             10,519
                                                        --------
                Excess cost over net assets acquired    $  4,508
                                                        ========

  Included in the Pro Forma Condensed Combined Statement of
  Operations is an adjustment to non-interest expense that reflects the amortization of the excess cost over net assets acquired over a useful life of ten years utilizing the straight line method.

      c) the tax benefit related to the expenses incurred in conjunction with the Acquisition and establishment of a valuation reserve for the state deferred tax asset.

      d) the elimination of the historical shareholders' equity in accordance with purchase method of accounting, which reflects the issuance of a total of 3,430,380 shares in exchange for cash investment by the Partnership and services rendered by investment bankers.